UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 8, 2013
Date of Report (Date of earliest event reported)

PICO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	33-36383 (Commission File Number)	94-2723335 (IRS Employer Identification No.)

7979 Ivanhoe Avenue, Suite 300
La Jolla, California 92037
(Address of principal executive offices) (Zip Code)

(858) 456-6022
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01   Regulation FD Disclosure

On July 8, 2013,  UCP, LLC (“UCP”), a wholly owned subsidiary of PICO Holdings, Inc. ("PICO"), and the entity through which PICO conducts its Real Estate Operations business, disclosed the following preliminary operational information for the three months ended June 30, 2013:

	Three Months Ended
	June 30, 2013		Increase (Decrease)
	2013	2012	Amount	%
Homebuilding
Net new home orders	59	3	56	1,866.7%
New homes delivered	57	6	51	850.0%
Average selling communities during the period	7	2	5	320.0%
Selling communities at end of period	9	1	8	800.0%
Backlog(1) at end of period, number of homes	78	4	74	1,850.0%
Land development
Lots delivered	54	—	n/a	n/a
Backlog(1) at end of period, number of lots	60	32	28	87.5%

(1) Backlog consists of homes or lots under sales contracts that have not yet closed, and there can be no assurance that closings of such contracts will occur.

UCP is in the process of finalizing its operating data for the three months ended June 30, 2013 and, therefore, actual data for this period is not yet available. The preliminary operating data presented above for the three months ended June 30, 2013 is subject to change pending finalization and actual data may differ.

As of March 31, 2013, UCP owned or controlled, pursuant to purchase or option contracts, an aggregate of 5,061 lots. Subsequent to March 31, 2013, UCP acquired 114 residential lots for an aggregate purchase price of $1.5 million and entered into purchase contracts to acquire 771 additional residential lots. If UCP completes all of these pending acquisitions, the aggregate purchase price for these lots would be $56.5 million. No assurance can be given that UCP will consummate these acquisitions as currently contemplated.

This information is “furnished” (not “filed”) for purposes of Section 18 of the Securities Exchange Act and is not otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PICO HOLDINGS, INC.

Date: July 8, 2013	By: /s/ John T. Perri John T. Perri Vice President and Chief Accounting Officer